Exhibit 10.10

ADDENDUM TO DISTRIBUTOR FRANCHISE AGREEMENT

THIS ADDENDUM TO DISTRIBUTOR FRANCHISE AGREEMENT is entered into on this 15 day of January, 1996, by and between SSP Partners, P.O. Box 9036, Corpus Christi, Texas 78469 (the “Company”) and CITGO Petroleum Corporation, a Delaware corporation, having offices at 6100 South Yale, Tulsa, Oklahoma 74136 (“CITGO” ).

WHEREAS, the Company and CITGO have entered into a Distributor Franchise Agreement on ______________, 199__, (the “DFA”), and

WHEREAS, CITGO and the Company have entered into a Loan Agreement dated January 15 1996, for a loan of $588,000 from CITGO to the Company (the “Loan”); and

WHEREAS, CITGO and the Company desire to extend the term of the DFA and make certain other modifications to the DFA as set forth herein.

NOW THEREFORE in consideration of the premises and the covenants contained herein CITGO and the Company hereby agree as follows:

1. The term of the DFA is extended to January 31, 2001. Thereafter, the DFA will renew for one year periods unless terminated by the Company upon ninety (90) days written notice prior to the end of the then current term or terminated by CITGO pursuant to the provisions of the Petroleum Marketing Practices Act.

2. Section 9 of the DFA is amended by substituting “15 business days” for “five days” in the first sentence

3. Section 10 of the DFA is amended by deleting the last sentence.

4. The parties acknowledge that the volume requirements for the Stations are estimates and agree that the volume requirements of Section 2 of the DFA may be adjusted from time to time, including retroactively for up to thirty (30) days, in order that it may more closely reflect the actual volumes being sold at the branded locations.

5. The parties agree that the workers’ compensation insurance requirements of Section 15(a)(1) of the DFA may be satisfied by the Company being self-insured in accordance with applicable state laws

6. It is acknowledged that some branded locations may be operated by dealers of the Company and not by the Company itself. The parties agree that the Company is not obligated to indemnify CITGO under Section 14(a) and (b) of the DFA, provided that the dealer acquires and maintains commercial general liability insurance including third party liability protection from pollution or environmental damage in an amount of not less than one million dollars ($1,000,000) per occurrence and provided further that the dealer names CITGO as an additional insured on the insurance policy

7. It is agreed that should the Company sell all or substantially all of its service stations/convenience stores to a third party, or should the shareholders of the Company sell the Company to a third party or enter into a merger whereby the Company’s ownership would be transferred to a third party, the Company may terminate the DFA. If such termination occurs prior to January 31, 2001, the Company shall pay to CITGO (i) the unamortized portion of CITGO’s branding expenses, based upon a five year, straight line amortization schedule, (ii) any paybacks or reimbursements required under CITGO’s Image Allowance Programs including Canopy lighting and Crind Programs, (iii) the then remaining balance of the Loan, and (iv) interest, at a rate of 8% per annum, that would have accrued on the outstanding balance of the Loan. Upon payment of these amounts, CITGO will waive its right to claim lost profits or other similar damages resulting from the termination. Upon such payment, the Company may retain all sign poles that had been furnished by CITGO.

IN WITNESS WHEREOF, this Addendum is entered into on the date first above written.

CITGO PETROLEUM CORPORATION		SSP PARTNERS

By:	/s/	By:	/s/
Title	Southwest Region Manager	Title	Vice Chairman

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